Exhibit 4.1

AMENDMENT TO

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

AMENDMENT, dated as of October 3, 2008 (this “Amendment”), to the Shareholder Protection Rights Agreement, dated as of December 19, 2000, as amended (the “Rights Agreement”), between Wachovia Corporation (formerly named First Union Corporation) (the “Company”), and Wachovia Bank, National Association (formerly named First Union National Bank) (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, Wells Fargo & Company, a Delaware corporation (“Wells Fargo”) and the Company contemplate entering into (1) an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly owned subsidiary of Wells Fargo will merge with and into the Company (the “Merger”), and (2) a Share Exchange Agreement (“Share Exchange Agreement”), pursuant to which the Company will issue and sell 10 shares of Series M, Class A Preferred Stock, no par value, of the Company, in exchange for (i) 1,000 shares of common stock, par value $1  2/3 per share, of Wells Fargo and (ii) the entry by Wells Fargo into the Merger Agreement. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Merger and the Share Exchange Agreement.

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement subject to the terms of the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A. Amendment of Section 1.1. Section 1.1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

“Wells Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 3, 2008, by and between the Company and Wells Fargo & Company, as it may be amended from time to time.

“Wells Fargo” means Wells Fargo & Company, a Delaware corporation.

“Share Exchange Agreement” shall mean the Share Exchange Agreement, dated as of October 3, 2008, by and between the Company and Wells Fargo & Company, as it may be amended from time to time.

“Share Issuance” shall mean the issuance of 10 shares of Series M, Class A Preferred Stock, no par value, of the Company, as contemplated by the Share Exchange Agreement.

B. Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Wells Fargo nor any of its Affiliates shall be deemed to be an Acquiring Person solely as a result of (i) the execution of the Wells Merger Agreement, (ii) the execution of the Share Exchange Agreement, or (iii) the consummation of the Share Issuance or any other transaction contemplated by the Wells Merger Agreement or Share Exchange Agreement.”

C. Amendment of the definition of “Stock Acquisition Date”. The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Wells Merger Agreement, (ii) the execution of the Share Exchange Agreement, or (iii) the consummation of the Share Issuance or any other transaction contemplated by the Wells Merger Agreement or Share Exchange Agreement.”

D. Amendment of definition of “Flip-in Date”. The definition of “Flip-in Date” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Flip-in Date shall not be deemed to have occurred solely as the result of (i) the execution of the Wells Merger Agreement, (ii) the execution of the Share Exchange Agreement, or (iii) the consummation of the Share Issuance or any other transaction contemplated by the Wells Merger Agreement or Share Exchange Agreement.”

E. Amendment of Section 5.13. Section 5.13 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution of the Wells Merger Agreement, (ii) the execution of the Share Exchange Agreement, or (iii) the consummation of the Share Issuance or any other transaction contemplated by the Wells Merger Agreement or Share Exchange Agreement.”

F. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

G. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		WACHOVIA CORPORATION

By:	/s/ Aprille M. Mitchell	By:	/s/ Anthony R. Augliera
Name:	Aprille M. Mitchell	Name:	Anthony R. Augliera
Title:	Assistant Secretary	Title:	Senior Vice President

Attest:		WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Aprille M. Mitchell	By:	/s/ Ross E. Jeffries, Jr.
Name:	Aprille M. Mitchell	Name:	Ross E. Jeffries, Jr.
Title:	Assistant Secretary	Title:	Senior Vice President